Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Optique Funds, Inc. (formerly known as JohnsonFamily Funds, Inc.):

We consent to the use of our report dated December 20, 2007, with respect to the financial statements of the Optique Large Cap Value Fund, Optique Small Cap Value Fund, Optique International Value Fund and Optique Intermediate Fixed Income Fund, each a series of Optique Funds, Inc., (formerly known as the JohnsonFamily Funds, Inc.), as of October 31, 2007, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 26, 2008